Exhibit 99.5
Computation of Ratio of Earnings to Fixed Charges (As Adjusted)

	Years Ended December 31,
	2008	2007	2006	2005	2004
	($ in thousands)
Fixed charges (1):
Total interest expense	$699,043	$864,239	$621,666	$199,805	$87,819
Interest capitalized	—	357	414	932	—
Interest portion of rental expense	1,994	1,697	1,327	1,244	1,494

Total fixed charges	$701,037	$866,293	$623,407	$201,981	$89,313

Earnings:
Net (loss) income before noncontrolling interests and income taxes	$(407,912)	$251,790	$335,808	$255,202	$196,655
Fixed charges	701,037	866,293	623,407	201,981	89,313
Less: Interest capitalized	—	(357)	(414)	(932)	—

Total earnings before fixed charges	$293,125	$1,117,726	$958,801	$456,251	$285,968

Ratio of earnings to fixed charges (2)	0.4x	1.3x	1.5x	2.3x	3.2x

(1)	Excludes interest related to the application of FIN 48.

(2)	The earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency for total fixed charges for the year ended December 31, 2008 was $407.9 million.